February 17, 2004


Mr. Anthony J. Alexander
2936 Ironwood Drive
Akron, OH  44312
                           Special Severance Agreement
                           ---------------------------

Dear Tony:

          The Board of Directors (the "Board") of FirstEnergy Corp. (the "Company") recognizes that, as is the case with many publicly held corporations, there always exists the possibility of a change in control of the Company. This possibility and the uncertainty it creates may result in the loss or distraction of members of management of the Company and its subsidiaries to the detriment of the Company and its shareholders.

          The Board considers the establishment, maintenance, and continuity of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. The Board also believes that when a change in control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested advice from management regarding the best interests of the Company and its shareholders without concern that members of management might be distracted or concerned by the personal uncertainties and risks created by their perception of an imminent or occurring change in control.

          Accordingly, the Board has determined that appropriate steps should be taken to assure the Company of the continued employment and attention and dedication to duty of certain members of management of the Company and to ensure the availability of their disinterested advice, notwithstanding the possibility, threat or occurrence of a change in control.

          Therefore, in order to fulfill the above purposes, the Board has designated you as eligible for severance benefits as set forth below.

          1.   Offer
               -----

          In order to induce you to remain in the employ of the Company and to provide continued services to the Company now and in the event that a Change in Control is imminent or occurring, this letter agreement (the "Agreement") sets forth severance benefits which the Company offers to pay to you in the event of a termination of your employment (in the manner described in Section 5 below) subsequent to a Change in Control of the Company (as defined in Section 4 below).

          2.   Operation
               ---------

          This Agreement shall become effective immediately upon its execution, but anything in this Agreement to the contrary notwithstanding, neither this Agreement nor any of its provisions shall be operative unless and until there has been a Change in Control while you are still an employee of the Company, nor shall this Agreement govern or affect your employment relationship with the Company except as explicitly set forth herein. Upon a Change in Control, if you are still employed by the Company, this Agreement and all of its provisions shall become operative immediately. If your employment relationship with the Company is terminated before a Change in Control, you shall have no rights or obligations under this Agreement.

          3.   Term
               ----

               (a) Term of Agreement:  The term of this Agreement shall commence
                   -----------------
immediately upon the date hereof and continue until December 31, 2006. This Agreement supersedes all other agreements of a like or similar nature, including those Special Severance Agreements that you signed on November 11, 1997 and December 31, 2003 (the "Prior Agreements"). Such former agreements are considered null and void.

               (b)  One-Year  Evergreen  Provision:  Subject to  Subsection  (c)
                    ------------------------------
below, this Agreement shall be reviewed annually commencing in 2004 by the Board at a regular meeting held between October 1 and December 31 of each year. At such yearly review, the Board shall consider whether or not to extend the term of this Agreement for an additional year. Unless the Board affirmatively votes not to extend this Agreement at such yearly review, the term of this Agreement shall be extended for a period of one year from the previous termination date. In the event the Board so votes not to extend this Agreement, the termination date of this Agreement shall be the later of December 31, 2006 or thirty-six full calendar months from December 31st of the year in which this Agreement was last extended.

               (c) Subsection (b) above notwithstanding, upon the occurrence of a Change in Control, this Agreement shall be automatically extended for a period of thirty-six full calendar months commencing on the date of such Change in Control. At the end of such thirty-six month period, this Agreement shall terminate.

          4.   Change in Control
               -----------------

          For the purpose of this Agreement, a "Change in Control" shall mean:

               (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership
(within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% (25% if such Person proposes any individual for election to the Board or any member of the Board is the representative of such Person) or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of Subsection (c) of this
Section 4 are satisfied; or

               (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (within the meaning of solicitations subject to Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act or any such successor rule) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

               (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company, in each case, unless, following such reorganization, merger, consolidation or sale or other disposition of assets, (i) more than 75% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or acquiring such assets and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger, consolidation or sale or other disposition of assets in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or sale or other disposition of assets, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger, consolidation or acquiring such assets and any Person beneficially owning, immediately prior to such reorganization, merger, consolidation or sale or other disposition of assets, directly or indirectly, 25% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or acquiring such assets or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation or acquiring such assets were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, consolidation or sale or other disposition of assets; or

               (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

          5.   Termination
               -----------

               (a) Termination  Following Change in Control: If, within a period
                   ----------------------------------------
of thirty-six full calendar months after a Change in Control (as defined above) of the Company, you are discharged without Cause or resign for Good Reason (each as defined below), you shall be entitled to the benefits provided by this Agreement as set forth in Section 6 below.

               (b) Good Reason:  If any of the following  events occurs  without
                   -----------
your express consent and within thirty-six full calendar months after a Change in Control, you may voluntarily terminate your employment within 30 days of the occurrence of such event and be entitled to the severance benefits set forth in
Section 6 below:

                    (1) The Company assigns any duties to you which are inconsistent with your position, duties, offices, titles, status (including membership on the Board of Directors) responsibilities or reporting requirements in effect immediately prior to a Change in Control, or your removal from or any failure to re-elect you to any of such positions or offices, except in connection with termination of your employment for Cause, Disability, death or Normal Retirement (as such terms are defined below), or by you other than for Good Reason; or

                    (2) Changes to your base salary are inconsistent with your annual performance review and the salary program applicable to other senior executives of the Company; or

                    (3) The Company discontinues any bonus or other compensation plans or any other benefit, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, health plan, disability plan or similar plan (as the same existed immediately prior to the Change in Control) in which you participated or were eligible to participate in immediately prior to the Change in Control and such discontinuation is not generally applicable to all participants in any such plan; or

                    (4) The Company takes action which adversely affects your participation in, or eligibility for, or materially reduces your benefits otherwise earned or payable under, any of the plans described in (3) above (unless such action is required by law), or which deprives you of any material fringe benefit enjoyed by you immediately prior to the Change in Control, or fails to provide you with the number of paid vacation days to which you were entitled in accordance with normal vacation policy immediately prior to the Change in Control unless such action by the Company is generally applicable to all participants in any such plan; or

                    (5) The Company requires you to be based at any office or location other than one within a 50 mile radius of the office or location at which you were based immediately prior to the Change in Control (except for required travel on the Company's business to an extent substantially consistent with your business travel obligations as they existed at the time of a Change in Control of the Company); or, in the event you consent to being based anywhere more than fifty miles from such location, the failure by the Company to pay (or reimburse you for) all reasonable moving expenses incurred by you relating to a change of your principal residence in connection with such relocation and to indemnify you against any loss (defined as the difference between the actual sale price of such residence after the deduction of all real estate brokerage charges and related selling expenses and the higher of (1) your aggregate investment in such residence or (2) the fair market value of such residence (as determined by a real estate appraiser designated by you and reasonably satisfactory to the Company)) realized upon the sale of such residence in connection with any such change of residence; or

                    (6) The Company's requiring you to perform duties or services which necessitate absence overnight from your place of residence, because of travel involving the business or affairs of the Company, to a degree not substantially consistent with the extent of such absence necessitated by such travel during the period of twelve months immediately preceding a Change in Control of the Company; or

                    (7) The Company purports to terminate your employment otherwise than as expressly permitted by this Agreement; or

                    (8) The Company fails to comply with and satisfy Section 10 below, provided that such successor has received at least ten days prior written notice from the Company or from you of the requirements of Section 10 below.

          You shall have the sole right to determine, in good faith, whether any of the above events has occurred.

               (c) For a period of 90 days following the eighteen (18) month anniversary of a Change in Control, you may elect to terminate employment at your discretion. In the event of such termination at your discretion, you shall receive all benefits under this Agreement that you would have received if you resigned for Good Reason and you will be deemed, for purposes of this Agreement, as having resigned for Good Reason.

               (d) Cause:  Cause  shall  mean:  conviction  of a felony or crime
                   -----
involving an act of moral turpitude, dishonesty, or misfeasance.

               (e) Notice of  Termination:  Any  termination  by the Company for
                   ----------------------
Cause, or by you for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12 hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination.

               (f) Date of Termination:  "Date of Termination" means (1) if your
                   -------------------
employment is terminated by the Company for Cause or without Cause, or by you for Good Reason or other than for Good Reason, the date of receipt by the other party hereto of the Notice of Termination, and (2) if your employment is terminated by reason of death, Disability or Normal Retirement (as defined below), the Date of Termination shall be the date of your death, the date of your receipt of Notice of Termination, or the first of the month following the month you reach the normal retirement age for employees in your position, respectively.

               (g) Normal  Retirement:  If your  employment is terminated due to
                   ------------------
Normal Retirement, you shall not be entitled to severance benefits under this Agreement, regardless of the occurrence of a Change in Control. A termination by Normal Retirement shall have occurred where your termination is caused by the fact that you have reached normal retirement age for employees in your position.

               (h)  Termination for Cause: If subsequent to a Change in Control,
                    ---------------------
your employment is terminated by the Company for Cause, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and you shall also receive all accrued or vested benefits of any kind to which you are, or would otherwise have been, entitled throughout the Date of Termination (as defined in Subsection (f) of this Section 5), and the Company shall thereupon have no further obligation to you under this Agreement.

               (i)  Disability  or  Death:  If  termination  of your  employment
                    ---------------------
results from your Disability or death, you shall not be entitled to severance benefits under this Agreement, regardless of the occurrence of a Change in Control. You or your designated beneficiary, in the case of your death, shall receive all accrued or vested benefits of any kind to which you are, or would otherwise have been, entitled through the Date of Termination, and the Company shall thereupon have no further obligation to you under this Agreement.

          "Disability" shall mean, for the purposes of this Agreement, your total and permanent disability such that you would be entitled to receive Disability Retirement Income under the Company's qualified pension plans, except for purposes of this provision you need not have completed ten (10) years of service with the Company, followed by the Company giving you thirty days written notice of its intention to terminate your employment by reason thereof, and your failure because of your Disability to resume the full-time performance of your duties within such period of thirty days and thereafter perform the same for a period of two consecutive months.

          6.   Severance Benefits
               ------------------

          If, within a period of thirty-six full calendar months after a Change in Control of the Company, you are discharged without Cause or resign for Good Reason, the following shall be applicable:

               (a) The Company shall pay to you within ten business days following the Date of Termination a lump sum severance benefit, payable in cash, in the amounts determined as provided below:

                    (1) Your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given.

                    (2) In lieu of further salary payments to you for periods subsequent to the Date of Termination, an amount equal to 2.99 multiplied by the sum of your annual base salary at the rate in effect as of the Date of Termination (or, if higher, at the rate in effect as of the time of the Change in Control) plus the average annual short-term incentive amount awarded to you under the FirstEnergy System Executive Incentive Compensation Plan ("EICP") for the three years immediately preceding the year during which the Date of Termination occurs whether or not fully paid.

               (b) For purposes of the EICP, you shall be considered to have retired and will be paid the pro rata portion of any incentive award earned, if any, and any long-term deferred incentive awards earned, if any, per the terms of the plan.

               (c) For purposes of FirstEnergy  stock options issued pursuant to
the  FirstEnergy  Executive  and  Director  Incentive   Compensation  Plan,  all
outstanding options will follow the terms of the option agreement(s).

               (d) For purposes of the Company's group health and life insurance plans:

                    (1) If, on the Date of  Termination,  the  addition of three
          (3) years to your age would make you eligible to qualify for retiree health or life insurance coverage under the Company's then-in-effect group health or life insurance plans, then you shall be considered as having retired for purposes of retiree health or life insurance coverage under such plan or plans for which the addition of three (3) years to your age would make you so eligible and for purposes of such coverage you shall be credited with three (3) additional years of age and service. You shall be responsible for paying the normal retiree share of the applicable premiums for retiree coverage under the group health and life insurance plans.

                    (2) If you are not entitled to retiree health or life insurance coverage under Subsection (d)(1), then you shall be entitled to continue to participate, on the same terms and conditions as active employee participants, in such plan or plans for which you are not so entitled to retiree coverage for a period of three (3) years after the Date of Termination. During such continuation period, you shall be responsible for paying the normal employee share of the applicable premiums for coverage under the health and life insurance plans.

                    (3) The Company shall have the right to modify, amend or discontinue the Company's group health and life insurance plans following the Date of Termination and your continued participation therein, and the continued participation of any other person therein under Subsection (h) below, shall be subject to such modification, amendment or discontinuation if such modification, amendment or discontinuation applies generally to the then-current participants in such plan.

                    (4) If the Company is not permitted to provide continuing coverage under the terms of the Company's group health and life insurance plans and related trusts, then the Company may purchase health and/or life insurance for you for the period specified in Subsection (d)(1) or (d)(2), as applicable, with coverage comparable to the applicable coverage under the Company's group health or life insurance plan, as applicable, then in effect, as the same may have been modified amended or discontinued in accordance with the terms and provisions of the applicable plan under this Subsection (d).

                    (5) The health benefit continuation provided under this Subsection (d) shall satisfy the Company's obligations to provide, and any rights that you may have to, COBRA coverage continuation under the health care continuation requirements under the federal Consolidated Omnibus Budget Reconciliation Act, as amended, Part VI of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provisions thereto.

               (e) For purposes of the FirstEnergy Corp. Executive Deferred Compensation Plan ("Deferred Compensation Plan"), you shall be credited with three (3) additional years of age and service.

               (f) For all purposes under the FirstEnergy Corp. Supplemental Executive Retirement Plan ("SERP"), you shall be credited with three (3) additional years of age and service, and your accrued benefit, if any, shall be fully vested. If you are eligible on the Date of Termination under the SERP and with such additional age and service credit to commence your benefit under the SERP, your benefit under the SERP will commence on the first of the month following the Date of Termination and your monthly benefit from the SERP shall be calculated in accordance with the terms of the SERP and this Subsection (f) except that (1) until you reach age 55, such SERP benefit shall be offset only by any compensation earned by you from a subsequent employer as provided in paragraph (j) below, (2) at age 55 and until you reach age 62, such SERP benefit shall be offset only by the monthly amounts to which you will be entitled at age 55 from the Company's tax-qualified pension plan, the supplementary pension make-up benefit under the Deferred Compensation Plan and/or the tax-qualified pension plan of any previous employers (collectively, "Pension Income"), irrespective of whether you receive such benefits at that time, and, (3) at age 62 and thereafter such SERP benefit shall be offset only by Pension Income and the monthly primary Social Security Benefit to which you will be entitled at age 62, irrespective of whether you receive such benefits at that time.

               (g) In addition to the payment required by Subsection (a), the Company shall pay to you within ten business days following the Date of Termination a special lump sum severance benefit, payable in cash, in an amount equal to $33,000.

               (h) In the event that because of their relationship to you, members of your family or other individuals are covered by any plan, program, or arrangement described in Subsection (d) above immediately prior to the Date of Termination, the provisions set forth in Subsection (d) shall apply equally to require the continued coverage of such persons; provided, however, that if under the terms of any such plan, program or arrangement, any such person would have ceased to be eligible for coverage other than because of your termination of employment during the period in which the Company is obligated to continue coverage for you, nothing set forth herein shall obligate the Company to continue to provide coverage which would have ceased even if you had remained an employee of the Company.

               (i) Other Benefits Payable:  The severance  benefits described in
                   ----------------------
Subsections (a), (b), (c), (d), (e), (f), (g) and (h) above shall be payable in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to you following your discharge or resignation (and are not contingent on any Change in Control preceding such termination), including but not limited to, accrued and/or banked vacation, amounts or benefits payable, if any, under any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar plan.

               (j) Payment Obligations:  Other than as set forth in the Deferred
                   -------------------
Compensation Plan or the SERP, upon a Change in Control the Company's obligations to pay the severance benefits or make any other payments described in this Section 6 shall not be affected by any set-off, counterclaim, recoupment, defense or other right which the Company or any of its subsidiaries may have against you or anyone else. If you are less than age 55 at the time of your discharge without Cause or your resignation for Good Reason, then, commencing 24 months after the Date of Termination, you shall be required to seek employment elsewhere and thereby mitigate the amount of SERP benefit payable under Subsection (f)(1). You shall not be required to accept a position other than as a senior executive of an entity comparable in size to the Company and having duties, responsibilities and authority substantially similar in scope and nature to your position with the Company immediately prior to the Date of Termination. Upon obtaining such employment, you shall promptly notify the Company of the compensation and benefits you received or will receive from such new employer and of any changes therein.

              (k) Legal Fees and Expenses:  Subject to and contingent  upon the
                   -----------------------
occurrence of a Change in Control the Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which you may reasonably thereafter incur as a result of any contest, litigation or arbitration (regardless of the outcome thereof) by the Company, you or others of the validity or enforceability of, or liability under, any provision of this Agreement, the Deferred Compensation Plan, or the SERP (including any contest by you about the amount of any payment pursuant to this Agreement, the Deferred Compensation Plan or the SERP), plus in each case interest on any delayed payment at the rate of 150% of the Prime Rate as published in the Wall Street Journal in the Money Rates Table on the business day immediately preceding the conclusion of any such contest, litigation or arbitration.

               (l) Certain Additional Payments by the Company:

                    (1) Anything in this Agreement to the contrary notwithstanding, in the event that you become entitled to severance benefits under this Section 6 hereof, the Deferred Compensation Plan, the SERP or otherwise, and it shall be determined that any payment or distribution by the Company to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, the Deferred Compensation Plan, the SERP or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                    (2) All determinations required to be made under this Subsection (l), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made in good faith by the Company which shall provide detailed supporting calculations to you within 15 business days after the date of termination of your employment, if applicable, or such earlier time as is requested by the Company. If the Company determines that no Excise Tax is payable by you, it shall furnish you with an opinion of counsel that you have substantial authority not to report any Excise Tax on your federal income tax return. Except as hereinafter provided, any determination by the Company shall be binding upon the Company and you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Company hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that you are required to make a payment of any Excise Tax, the Company shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to you or for your benefit.

          7.   Assignability
               -------------

          This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Company (except to any subsidiary or affiliate) or by you.

          8    Non-Competition
               ---------------

          If, subsequent to a Change in Control of the Company, you are discharged without Cause or resign for Good Reason, then for a period of two years after the Date of Termination, you shall not on your own account without the consent of the Company, or as a shareholder, employee, officer, director, consultant or otherwise, engage directly or indirectly in any business or enterprise which is in competition with the Company. For all purposes of this agreement the words "competition with the Company" shall mean:

(a) Directly participate or engage, on the behalf of other parties, in the purchase of products, supplies or services of the kind, nature or description of those sold by the Company,

(b) Solicit, divert, take away or attempt to take away any of the Company's Customers or the business or patronage of any such Customers of the Company;

(c) Solicit, entice, lure, employ or endeavor to employ any of the Company's employees;

(d) Divulge to others or use for your own benefit any confidential information obtained during the course of your employment with Company relative to sales, services, processes, methods, machines, manufacturers, compositions, ideas, improvements, patents, trademarks, or inventions belonging to or relating to the affairs of Company;

(e) Divulge to others or use to your own benefit any trade secrets belonging to the Company obtained during the course of your employment or that you became aware of as a consequence of your employment.

               The term "Customer" shall mean any person, firm, association, corporation or other entity to which you or the Company has sold the Company's products or services within the twenty-four (24)
               month period immediately preceding the termination of your employment with the Company or to which you or the Company is in the process of selling its products or services, or to which you or the Company has submitted a bid, or is in the process of submitting a bid to sell the Company's products or services.

          However, nothing herein contained shall prevent you from purchasing and holding for investment less than 5% of the shares of any corporation the shares of which are regularly traded either on a national securities exchange or in the over-the-counter market, and notwithstanding any provision hereof, you may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable federal or state securities laws, and except that, with respect to any document or other information that in either case contains information concerning the tax treatment or tax structure of such transactions as well as other information, this paragraph shall apply only to such portions of the document or similar item that is relevant to an understanding of such tax treatment or tax structure.

          9.   Non-Disparagement
               -----------------

          You and the Company agree that neither party shall disparage the other nor shall either party communicate to any person and/or entity in a manner that is disrespectful, demeaning, and/or insulting toward the other party.

          10.  Successor
               ---------

          The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Failure of the Company to obtain such agreement prior to the effectiveness of such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

          This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid to such beneficiary or beneficiaries as you shall have designated by written notice delivered to the Company prior to your death or, failing such written notice, to your estate.

          11.  Amendment; Waiver
               -----------------

          This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of either party hereto at any time to require the performance by the other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

          12.  Notices
               -------

          All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

               If to you:
               ---------

               Mr. Anthony J. Alexander
               2936 Ironwood Drive
               Akron, OH  44312

               If to the Company:
               ------------------

               Secretary
               FirstEnergy
               76 South Main Street
               Akron, Ohio 44308

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          13.  Validity
               --------

          The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect, nor shall the invalidity or unenforceability of a portion of any provision of this Agreement affect the validity or enforceability of the balance of such provision. If any provision of this Agreement, or portion thereof is so broad, in scope or duration, as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

          14.  Withholding
               -----------

          The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          15.  Entire Agreement
               ----------------

          This Agreement contains the entire understanding of the Company and you with respect to the subject matter hereof and supercedes all other agreements of like or similar nature, including the Prior Agreements.

          16.  Applicable Law
               --------------

          This Agreement shall be governed by and construed in accordance with the substantive internal law and not the conflict of law provisions of the State of Ohio.

          If the terms of the foregoing Agreement are acceptable to you, please sign and return to the Company the enclosed copy of this Agreement whereupon this Agreement shall become a valid and legally binding contract between you and the Company.


                        Very truly yours,


                        FIRSTENERGY CORP.



                         By:_______________________________________
                            Lynn M. Cavalier
                            Vice President, Human Resources

                         Accepted and Agreed as of the date first above written:


                         ------------------------------------------
                                  Anthony J. Alexander